Exhibit 10.2

Extreme Mobile Coatings Worldwide Corp. / EMWW Enters into Letter of Intent with Cloudtech Sensors, Inc.

Nicholasville, Kentucky, May 27, 2009 – Extreme Mobile Coatings Worldwide Corp. (“Extreme”) (OTCBB: EMWW.OB) has entered into a Letter of Intent to acquire 100% of the issued and outstanding shares of Cloudtech Sensors, Inc. (“Cloudtech”), an early-stage developer of handheld detectors that can discover and identify hundreds of biological, chemical, environmental and radioactive agents, then wirelessly relay crucial data to command-and-control centers for instant analysis and response. On the execution of a definitive Agreement, each share of Cloudtech will receive one share of Extreme at the closing.  It is anticipated as part of the transaction that senior management of Cloudtech will assume some of the senior positions with Extreme. The closing will take place on completion of certain diligence items and there being no comments of the Securities and Exchange Commission with respect to the appropriate filings. The Company feels that the addition of the technology being developed by Cloudtech will enhance the anti-microbial powder coating operations of Extreme.

About Extreme Mobile Coatings Worldwide Corp.
Headquartered in Nicholasville, Kentucky, Extreme Mobile Coatings Worldwide Corp. focuses on the application of polymer-based powder coatings. Factory applied powder coatings have been known to provide long lasting durable, polymer surfaces and have the advantage over solvent based paints of emitting zero volatile organic compounds. The Company’s approved applicators are the first to be able to apply these polymer-based powder coatings in the field. Through its wholly owned subsidiary, Extreme Mobile Coatings, Inc., the Company offers franchise opportunities to operate a mobile business which provides painting or coating on various surfaces utilizing a special patented mobile system developed by Xiom Corp. (OTCBB: XMCP.OB), a 25% stock holder of the Company. Xiom entered into an exclusive licensing agreement with Extreme Mobile Coatings for their antimicrobial technology. Custom antimicrobial coatings were found effective against a wide range of microbes, including E.coli, MRSA and Salmonella.

For more information regarding the companies listed herein, please visit:
www.extrememobilecoating.com
www.xiom-corp.com
http://cloudtechsensors.com/

Forward-Looking Statements
This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control, and actual results.

Contact:
Extreme Mobile Coatings Worldwide Corp.
James W. Zimbler
814-357-9101

Cloudtech Sensors, Inc.
Kenneth S. Rosenzweig
610-255-5678

Corporate Evolutions, Inc.
www.corporateevolutions.com
516-482-0155

Source: Extreme Mobile Coatings Worldwide Corp.